Exhibit 10.8

ASSIGNMENT AND CONVEYANCE

The undersigned hereby transfers, assigns and conveys to EcoReady Corporation., a Nevada corporation with its principal offices located at 1365 N. Courtenay Parkway, Suite A, Merritt Island, FFL 32953, all of its right, title, interest, ownership and claim to the following:

1.
All claims, rights and benefits to and  related to United States Trademark PerfPower™ trademark, No. 3710192 as registered with the US Patent and Trademark Office and related logos, trade dress and marketing materials related to the alkaline batteries, and to all common law, state, foreign and other trademarks, trade names or other rights to the name PerfPower™.

2.
All customer contracts pending, in process, outstanding or otherwise existing as of January 1, 2010, relating to or involving the sale of products under the label PerfPower™ referenced in Paragraph 1 above, which as a result of this Assignment and Conveyance shall be and become the exclusive customers of EcoReady Corporation, for all alkaline battery products and any products similar to or competitive therewith.

3.
All customers lists, customer names, accounts receivable as of January 1, 2010, inventory, purchase orders, sales orders, work in process, of the undersigned relating to or arising out of the marketing, sale or distribution of alkaline battery products under the label PerfPower™ referenced in Paragraph 1 above.

4.
All manufacturing agreements, relationships and other business contacts with any manufacturers of products under the label PerfPower™ referenced in Paragraph 1 above, including but not limited to, Linyi Huatai Battery Co., Ltd.

5.	All foreign distributor agreements, relationships and other business contacts with any foreign distributor of products under the label PerfPower™ referenced in Paragraph 1above.

6.	Any and all tangible or intangible assets, know-how, good will, and other assets of or relating to the manufacture and sale of products under the label PerfPower™ referenced in Paragraph 1above.

The undersigned further agrees and undertakes to cooperate with EcoReady Corporation in filing or causing to be filed any and all required assignments under the U.S. Patent Office Electronic Trademark Assignment System (ETAS) of the trademark referred to herein, as well as any and all required transfers and assignments of all licenses, authorizations, permits or similar regulatory consents and approvals,  and all state, local and foreign licenses, authorizations, permits or similar regulatory consents and approvals, all as part of the required conditions to closing under Paragraph 1.1 of that certain Joint Venture Agreement executed December 29, 2009, between Perf Go-Green Holdings, Inc., Boris Rubizhevsky and EcoReady Corporation (f/k/a PerfPower Corporation.

Dated this 12th day of January, 2010

Perf Go-Green Holdings, Inc.

By:	/s/ Michael Caridi
Michael Caridi
Chief Operating Officer